(EMPLOYEES)	Exhibit 10.2

Dear [INSERT NAME],

Reference is made to the Restricted Stock grant made to you on                      , 2017 (the “Award”) pursuant to an award agreement and notice of grant, dated as of                      , 2017 and as amended on                      , 2017 (collectively, the “Award Agreement”), under the Amended and Restated Tellurian Investments Inc. 2016 Omnibus Incentive Plan and/or its predecessor plan (the “Plan”), which shares of Restricted Stock were converted into shares of Restricted Stock of Tellurian Inc. (the “Company”) in connection with the merger of Tellurian Investments Inc. and Magellan Petroleum Corporation. Capitalized terms used but not defined herein shall have the meanings provided in the Plan.

This letter is intended to notify you that, pursuant to the Committee’s rights under Sections 3.1 and 15.4 of the Plan, the Committee has determined to amend the Award Agreement to provide that, notwithstanding anything in the Plan or the Award Agreement or any employment or consulting agreement to the contrary, for purposes of the Award, the term “Cause” shall mean: (i) your indictment for, the conviction of, or the pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) your gross negligence with regard to the Company or any Affiliate in respect of your duties for the Company or any Affiliate; (iii) your willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any Affiliate economically or reputation wise; (iv) your material breach of the Award Agreement, any employment or consulting agreement entered into with the Company or any Affiliate or material breach of any code of conduct or ethics or any other policy of the Company, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following the Company’s delivery of written notice to you specifying the manner in which the agreement or policy has been materially breached; or (v) your failure to perform your reasonably assigned duties to the Company or Affiliate, including by reason of your habitual absenteeism or due to your insubordination (other than such failure resulting from your incapacity due to physical or mental illness), which failure has continued for a period of at least ten (10) days following the Company’s delivery of written notice to you specifying the manner in which the Company believes you have not performed your duties.

Please indicate your acknowledgment and acceptance of the terms of this letter and the amendment to the Award Agreement by signing below and returning a copy by close of business on                      , 2017. Please don’t hesitate to contact me if you have any questions.

Name
Title

Acknowledged and Accepted:

[INSERT NAME]	DATE